Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
MARATHON PETROLEUM CORPORATION

Marathon Petroleum Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST: Article TEN of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“ARTICLE TEN
PERSONAL LIABILITY OF DIRECTORS AND OFFICERS LIMITED

No Director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director or officer, as applicable; provided, however, that the foregoing provision will not eliminate or limit the liability of (a) a Director or officer for any breach of that Director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) a Director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a Director pursuant to section 174 of the DGCL, as the same exists or as that provision hereafter may be amended or modified from time to time, (d) a Director or officer for any transactions from which that Director or officer derived an improper personal benefit, or (e) an officer in any action by or in right of the Corporation. If the DGCL is amended or modified after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors or officers, then the liability of a Director or officer, in addition to the limitation on personal liability provided in this Restated Certificate of Incorporation, will be limited to the fullest extent permitted by that law, as so amended or modified. Any repeal or modification of this Article TEN by the stockholders of the Corporation will be prospective only and will not have any effect on the liability or alleged liability of a Director or officer arising out of or related to any event, act or omission that occurred prior to such repeal or modification. Solely for purposes of this Article TEN, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as currently in effect and as it may be hereafter amended.”

SECOND: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 24th day of April, 2024.

MARATHON PETROLEUM CORPORATION
By:	/s/ Molly R. Benson
Name:	Molly R. Benson
Title:	Chief Legal Officer and Corporate Secretary